Exhibit 99.1

GLOBAL EAGLE CLOSES NEW $500 MILLION TERM LOAN FACILITY AND NEW $85 MILLION

REVOLVING CREDIT FACILITY

LOS ANGELES – January 6, 2017 – Global Eagle Entertainment Inc. (Nasdaq: ENT) (“GEE” or the “Company”), a worldwide provider of end-to-end connectivity and media to the airline, maritime and remote mobility markets, today announced that it has refinanced its existing credit facilities with a new $500 million senior-secured term-loan facility and a new $85 million senior-secured revolving credit facility. The Company will use the proceeds of the new term-loan facility to pay down all of the Company’s existing term-loan and revolving-credit facility debt.

“Our recent refinancing activities have better positioned GEE for future growth,” said Dave Davis, chief executive officer of GEE. “With the closing of these new facilities, we have improved our balance sheet with a lower effective interest rate to support our current growth initiatives and increased our overall liquidity.”

The new senior secured credit agreement includes a 6-year, $500 million term-loan facility at an interest rate of LIBOR+600 basis points. It also includes a 5-year revolving credit facility initially priced at LIBOR+600 basis points, which increases the Company’s revolving borrowing capacity to $85 million from $75.5 million under the previous revolving credit facility. At closing, the Company had no borrowings outstanding under its new revolving credit facility.

Citigroup Global Markets Inc. advised and led the execution of the refinancing for the Company.

About Global Eagle Entertainment (GEE)

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and 50 offices on six continents, GEE delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com.

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com